Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Long-Term Incentive Plan of Calumet, Inc. of our report dated February 29, 2024, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. and the effectiveness of internal control over financial reporting of Calumet Specialty Products Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

July 10, 2024